EXHIBIT 12

                            THE BANK OF NEW YORK COMPANY, INC.
                         Ratios of Earnings to Fixed Charges and
                      Ratios of Earnings to Combined Fixed Charges,
                     and Distributions on Trust Preferred Securities
                                 (Dollars in millions)

                                          Three Months Ended  Nine Months Ended
                                             September 30,      September 30,

                                              1999    1998        1999    1998
                                              ----    ----        ----    ----
EARNINGS
--------
Income Before Income Taxes                  $1,343  $  501      $2,410  $1,468
Fixed Charges, Excluding Interest
  on Deposits                                  105     132         333     382
                                            ------  ------      ------  ------

Income Before Income Taxes and Fixed
  Charges Excluding Interest on Deposits     1,448     633       2,743   1,850
Interest on Deposits                           320     367         961   1,034
                                            ------  ------      ------  ------

Income Before Income Taxes and Fixed
  Charges, Including Interest on Deposits   $1,768  $1,000      $3,704  $2,884
                                            ======  ======      ======  ======

FIXED CHARGES
-------------
Interest Expense, Excluding Interest
  on Deposits                               $   97  $  124      $  309  $  358
One-Third Net Rental Expense*                    8       8          24      24
                                            ------  ------      ------  ------
Total Fixed Charges, Excluding Interest
  on Deposits                                  105     132         333     382
Interest on Deposits                           320     367         961   1,034
                                            ------  ------      ------  ------
Total Fixed Charges, Including Interest
  on Deposits                               $  425  $  499      $1,294  $1,416
                                            ======  ======      ======  ======
DISTRIBUTION ON TRUST PREFERRED
SECURITIES, PRE-TAX BASIS                   $   28  $   25      $   84  $   70
-------------------------------
                                            ======  ======      ======  ======

EARNINGS TO FIXED CHARGES RATIOS
--------------------------------

Excluding Interest on Deposits               13.79x   4.80x       8.24x   4.84x
Including Interest on Deposits                4.16    2.00        2.86    2.04

EARNINGS TO COMBINED FIXED CHARGES,
DISTRIBUTION ON TRUST PREFERRED SECURITIES,
& PREFERRED STOCK DIVIDENDS RATIOS
-------------------------------------------

Excluding Interest on Deposits              10.89     4.03        6.58    4.09
Including Interest on Deposits               3.90     1.91        2.69    1.94

*The proportion deemed representative of the interest factor.